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Exhibit 99.1

News Release

Media Contacts:
Ethan Hirsh	—	816-467-3509
Media Relations	—	816-467-3000
Investor Contacts:
Ellen Fairchild	—	816-527-1409

AQUILA PLANS $900 MILLION OF CONCURRENT EQUITY AND DEBT OFFERINGS
TO STRENGTHEN ITS BALANCE SHEET AND LIQUIDITY POSITION

        KANSAS CITY, MO—June 18, 2002—Aquila, Inc. (NYSE: ILA) announced today that it intends to issue 37.5 million shares of common stock in a registered offering and $500 million of senior notes in an offering exempt from registration. The offerings demonstrate Aquila's commitment to executing on its comprehensive repositioning plan, announced yesterday. Net proceeds from the transactions are expected to total approximately $900 million and will be used to refinance current maturities and to provide permanent funding for the acquisition of Midlands Electricity completed in May of this year and the acquisition of Cogentrix Energy, expected to close later this year.

        Pursuant to the company's repositioning, yesterday management revised its operating earnings per share guidance for full-year 2002 to $1.30 to $1.40 per share (excluding anticipated non-recurring charges), reflecting significantly reduced exposure to the commodity and origination business, anticipated dilution from the issuance of additional common shares and higher interest expense from the issuance of new debt.

        The securities offerings are expected to complete Aquila's capital markets needs for 2002 including refinancing all 2002 debt maturities and increase Aquila's liquidity position while strengthening the company's credit profile. The equity and debt transactions are both expected to be concluded next week.

        Credit Suisse First Boston is the lead underwriter for the common stock offering and the senior co-managers are Deutsche Banc Alex Brown and UBS Warburg LLC, with Credit Lyonnais and TD Securities serving as co-managers. The underwriters will have a 30-day option to purchase

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Aquila Offering, Page 2

up to 5.6 million additional shares to cover any over-allotments of shares. Currently there are approximately 142 million shares of Aquila common stock outstanding. The shares are traded on the New York, Pacific and Toronto stock exchanges.

        The senior notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also provides asset-based risk management products and energy services. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

Forward-Looking Information

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The terms "intends," "expected," "earnings per share guidance" and similar terms identify forward-looking information. Although Aquila believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those contained in the forward-looking statements include: unanticipated market conditions that do not permit the company to sell the shares and senior notes at a favorable price; abnormal weather conditions; unanticipated financial market conditions, including changes in exchange rates, interest rates, and commodity prices; prices of natural gas, natural gas liquids, and electricity; the failure to successfully execute the restructuring of our trading operations; and adverse changes in our credit rating. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur.

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  Exhibit 99.1